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As filed with the Securities and Exchange Commission on August 31, 2004.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACT TELECONFERENCING, INC.
(Exact name of Registrant as specified in its charter)

Colorado	84-1132665
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300 Golden, Colorado	80401
(Address of Principal Executive Offices)	(Zip Code)

ACT TELECONFERENCING, INC.
2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

Gene Warren
1526 Cole Boulevard
Suite 300
Golden, Colorado 80401
(Name and address of agent for service)

303-233-3500
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities To be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value	1,500,000 shares	$1.33(1)	$1,995,000	$252.77

(1)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported on the Nasdaq National Market on August 24, 2004 pursuant to Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        ACT Teleconferencing, Inc. incorporates by reference the following documents filed with the Securities and Exchange Commission:

  •
  Our annual report on Form 10-K/A, filed April 15, 2004, which contains audited financial statements for our fiscal year ended December 31, 2003, the latest fiscal year for which such statements have been filed.

  •
  All our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year ended December 31, 2003.

  •
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994.

  •
  The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

        All the reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all of the shares of common stock offered have been sold or which deregisters all shares of the common stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this registration statement from the date of filing of the documents.

        Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Colorado Business Corporation Act permits a corporation organized under the Colorado Business Corporation Act to indemnify its directors, officers, employees, and agents for specified acts. Our articles of incorporation have been prepared to conform to the Colorado Business Corporation Act.

        In general, we may indemnify any officer, director, employee, fiduciary, or agent against reasonable expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were reasonably believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires a determination by an independent decision of our board of directors, by independent legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

        The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to the actions against directors, indemnification is granted only for reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest, the person must not have been adjudged liable to us, and the person must not have received an improper personal benefit.

        Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in their positions, and we may obtain one or more such insurance policies in the future.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.	Description and Method of Filing
Exhibit 4.1	2004 Equity Incentive Plan (Incorporated by reference to Appendix B to the Company's definitive revised proxy statement filed on April 30, 2004).
Exhibit 5.1	Opinion of Faegre & Benson LLP on legality of stock offered.
Exhibit 23.1	Consent of Hein & Associates LLP.
Exhibit 23.2	Consent of Ernst & Young.
Exhibit 23.3	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).

Item 9. Undertakings.

        We hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on August 31, 2004.

ACT TELECONFERENCING, INC.
By:	/s/ GENE WARREN Gene Warren Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of August 31, 2004 in the capacities indicated.

Signature	Title

/s/ GENE WARREN Gene Warren	President and Chief Executive Officer (Principal Executive Officer and acting Principal Financial and Accounting Officer)
/s/ GERALD D. VAN EECKHOUT Gerald D. Van Eeckhout	Director and Chairman Emeritus
/s/ RONALD J. BACH Ronald J. Bach	Director
Lewis Jaffe	Director
/s/ JULES L. DEVIGNE Jules L. DeVigne	Director
Malcolm M. Aslin	Director
/s/ JAMES F. SEIFERT James F. Seifert	Director
/s/ MACK V. TRAYNOR, III Mack V. Traynor, III	Chairman of the Board of Directors

Exhibit Index

Exhibit No.	Description and Method of Filing
Exhibit 4.1	2004 Equity Incentive Plan (Incorporated by reference to Appendix B to the Company's definitive revised proxy statement filed on April 30, 2004).
Exhibit 5.1	Opinion of Faegre & Benson LLP on legality of stock offered.
Exhibit 23.1	Consent of Hein & Associates LLP.
Exhibit 23.2	Consent of Ernst & Young.
Exhibit 23.3	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Exhibit Index